Exhibit 4.4

SHARE EXCHANGE AGREEMENT

        THIS SHARE EXCHANGE AGREEMENT (“Agreement”), dated as November 5, 2007, by and among I.I.S Intelligent Information Systems Ltd., an Israeli company (“IIS”), Witech Communications Ltd., an Israeli company (“Witech”) and the shareholders of Witech listed on Schedule 1.1 hereto (the “Witech Shareholders”).

W I T N E S S E T H:

        WHEREAS, IIS and the Witech Shareholders intend to effect an exchange of Shares of Witech for shares of IIS in accordance with Section 103K of the Israeli Income Tax Ordinance [New Version] (the “Exchange”) in accordance with this Agreement pursuant to which all the issued and outstanding shares of Witech will be exchanged for shares of IIS to be issued to the Witech Shareholders and Witech will become a wholly-owned subsidiary of IIS;

        WHEREAS, the respective boards of directors of IIS, and Witech deem the Exchange desirable and in the best interests of their respective corporations and their respective stockholders, and have proposed, declared advisable, and approved the Exchange pursuant to this Agreement;

        WHEREAS, in order to induce each party to enter into this Agreement and to consummate the Exchange, the Witech Shareholders are delivering certain undertakings to IIS and IIS is delivering certain undertakings to Witech and the Witech Shareholders;

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and in order to set forth the terms and conditions of the Exchange, the mode of carrying the same into effect, the manner and basis of converting the rights of the current holders of the presently issued outstanding ordinary shares, par value NIS 0.1 per share (the “Witech Shares”), of Witech into the right to receive the Exchange Shares (as defined herein), and such other details and provisions as are deemed necessary or proper, the parties hereto agree as follows:

ARTICLE I

EXCHANGE

    1.1.       The Exchange. Subject to and in accordance with the terms and conditions of this Agreement, at the Closing (as hereinafter defined) (a) the Witech Shareholders shall severally and not jointly transfer, assign and deliver to IIS, all of the Witech Shares (each of the Witech Shareholders shall transfer its/his respective number of Witech Shares as specified in Schedule 1.1 hereto) free and clear of any mortgage, pledge, lien, charge, security interest, option, right of first refusal, preferential purchase right, defect, encumbrance or other right or, interest of any other person (collectively, “Encumbrances”) and (b) IIS shall issue and deliver to the Witech Shareholders (or the trustee on their behalf) Ordinary Shares NIS 0.003 nominal value each of IIS (the “Exchange Shares”) in such number set out next to each Witech Shareholders name in Exhibit A hereto. No fractional shares shall be issued and all numbers will be rounded up or down to the nearest whole number; provided that, the number of Exchange Shares shall not exceed 11,576,539. Immediately after the Closing, the Exchange Shares shall constitute fifty percent (50%) of the issued and outstanding share capital of IIS (less any shares due to IIS by virtue of loan agreements between IIS and Witech). All of the Exchange Shares will be deemed “restricted stock” as that term is defined in the regulations of the Securities and Exchange Commission, promulgated under the Securities Act of 1933, as amended, and IIS undertakes to file a registration statement with respect to such Exchange Shares in accordance with Section 7.1 hereof.

    1.2.       Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Amit, Pollak, Matalon, Law Offices in Tel-Aviv Israel, on a date to be designated by IIS and Witech (the “Closing Date”), which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article V, which in any event shall be no later than December 31, 2007 unless agreed in writing by IIS, Witech and the Shareholders Representative (as defined in Section 5.1.9 below).

    1.3.       Material Adverse Effect. “Material Adverse Effect” or “Material Adverse Change” means any effect, change, event, circumstance or condition which when considered with all other effects, changes, events, circumstances or conditions could reasonably be expected to materially adversely affect the business, results of operations or financial condition of IIS or Witech, in each case including its respective subsidiaries together with it taken as a whole, as the case may be. In no event shall any of the following constitute a Material Adverse Effect or a Material Adverse Change: (i) a change in the trading prices of either of IIS equity securities between the date hereof and the Closing Date, in and of itself; (ii) any effects, changes, events, circumstances or conditions resulting from any change in law or generally accepted accounting principles, which affect generally entities such as IIS and Witech; or (ii) any effect resulting from compliance by IIS or Witech with the terms of this Agreement.

    1.4.       Witech’s Transfer Books Closed. Upon the Closing Date, the share transfer books of Witech shall be deemed closed, and no transfer of any certificates theretofore representing the Witech Shares shall thereafter be made or consummated; and no further transfer of any such Witech Shares shall be made on such share transfer books after the Closing Date.

    1.5.       Further Action. Witech and each of the Witech Shareholders shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Exchange as promptly as possible. If, at any time after the Closing Date, any further action is determined by IIS to be necessary or desirable to carry out the purposes of this Agreement or to vest IIS with full right, title and possession of and to all rights to the Witech Shares the officers and directors of IIS shall be fully authorized (in the name of the Witech Shareholders) to take such action.

    1.6.       Treatment of Stock Options. On or prior to the Closing Date, each of the then outstanding options, warrants and other rights to purchase Witech Shares or other non-cash compensation to the Witech Shareholders or the employees of Witech, (as defined herein) (collectively, the “Witech Options”)(which includes all outstanding options granted under Witech’s stock option plans (the “Witech Option Plans”) and Witech’s stock option agreements (the “Witech Option Agreements”)) will be terminated immediately prior to the Closing Date without any liability or obligation on the part of Witech or IIS.

    1.7.       Limitation of Assumed Liabilities. At the date of the Closing and except as agreed in writing by IIS, the aggregate total liabilities (of any kind or nature whatsoever) of Witech (on a consolidated basis) to any of the Shareholders or any of their affiliates and to any financial institutions, or other lenders or any third party, on a consolidated basis (including interest calculated up to the scheduled repayment date) shall not exceed $ $2,357,813 as set out in Schedule 1.7 hereto. It is agreed that out of the abovementioned, liabilities in the aggregate amount of approximately $660,571 will only be paid after the Company has raised at least $6,000,000 in equity or convertible debt financing following the date of this Agreement. At Closing, all shareholders and all holders of any other rights to shares of Witech will sign a customary waiver and release in favor of Witech and IIS, except with respect to the liabilities set out in Schedule 1.7 (the “Witech Shareholder Waiver”) hereto, which shall be liabilities only of Witech except as specifically assumed by IIS pursuant to Schedule 1.7 above.

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF WITECH AND CERTAIN WITECH SHAREHOLDERS

        Witech and Charles Moss, David Elooz, Eliyahu Cohen, Ronen Segal and Dan Ben Dror represent and warrant to IIS, as follows:

        Reference to any one matter in the Witech Disclosure Schedule (as defined below) is deemed sufficient for any other reference in such Witech Disclosure Schedule.

    2.1.       Organization and Standing. Witech is a company duly organized and validly existing under the laws of the State of Israel, has all requisite power and authority to carry on its business as it is currently conducted and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect on Witech. Witech has delivered to IIS accurate and complete copies of its memorandum of association and articles of association and other charter documents, including all amendments thereto.

    2.2.       Agreement Authorized and its Effect on Other Obligations.

    2.2.1        Authorization and Enforceability. Witech has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of all requisite Witech Third Party Consents (as hereinafter defined), to consummate the transactions contemplated hereby and thereby. The execution and delivery by Witech of this Agreement and the performance by Witech of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Witech. This Agreement has been duly executed and delivered by Witech and (assuming due authorization, execution and delivery hereof by the other parties hereto) constitutes a legal, valid and binding obligation of Witech, enforceable (subject to normal equity principles) against Witech in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally.

    2.2.2.        Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) or any third party, is required by or with respect to Witech or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except the approval of Mizrahi Tfahot Bank (the “Bank Approval”).

    2.2.3.        No Violation. Assuming the receipt of all consents, approvals, orders or authorizations of, and the registration, declaration or filing with, any Governmental Entity or other third party contemplated by Section 2.2.2, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation or breach of any term or provision of, nor constitute a default under, the Articles of Association of Witech; (ii) contravene, conflict with or result in a violation or breach of, or result in a default under, any obligations, indenture, mortgage, deed of trust, lease, contract or other agreement to which Witech or any of its subsidiaries is a party or, by which any of them or their properties are bound, (iii) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to challenge the Exchange or to exercise any remedy or obtain any relief under, any legal requirement or any order, writ, injunction, judgment or decree to which Witech, or any of the assets owned or used by Witech, is subject, (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate, modify or exercise any right or remedy or require any refund or recapture with respect to, any Grant (as hereinafter defined) given by any Governmental Entity (or any benefit provided or available thereunder) or other permit, license, consent, authorization, grant, benefit, right that is held by Witech or, that otherwise relates to the business or assets of Witech, (v) result in the imposition, creation or crystallization of any Encumbrance (as hereinafter defined) upon or with respect to any asset owned or used by Witech, or (vi) with the passage of time or the giving of notice, have any of the effects set forth in clauses (i) through (v) of this Section; in each case (other than clause (i) hereof) other than such violations, breaches or defaults as could not reasonably be expected to have a Material Adverse Effect on Witech. Section 2.2 of the Witech Disclosure Schedule lists all holders of any material indebtedness of Witech, the lessors of any material property leased by Witech and the other parties to any material agreements to which Witech is a party in each case whose consent to the Exchange is required (“Witech Third Party Consents”).

    2.3.        Capitalization. The authorized share capital of Witech consists of NIS 50,000 divided into 500,000 ordinary shares, par value NIS 0.1 per share, of which as of the date hereof 40.473 shares are issued and outstanding, and no Witech Options are issued and outstanding as of the date hereof. All of such outstanding shares are validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive rights of any shareholder. Section 2.3 of the Witech Disclosure Schedule delivered by Witech to IIS dated the date hereof (the “Witech Disclosure Schedule”) sets forth a complete list as of the date of this Agreement of all outstanding options, warrants or obligations of any kind to issue any shares of Witech, the owners thereof and the amounts owed. Other than as set forth in Section 2.3 of the Witech Disclosure Schedule, Witech has no outstanding options, warrants or obligations of any kind to issue any of its shares. Except as set forth in Section 2.3 of the Witech Disclosure Schedule: (i) none of the outstanding Witech Shares, or Witech Options and no holder of any Witech Shares, or Witech Options is entitled or subject to any preemptive right, right of participation, right of maintenance or similar right; (ii) none of the outstanding Witech Shares, or Witech Options and no holder of Witech Shares, or Witech Options is subject to any right of first refusal; and (iii) there are no contracts, undertakings or agreements relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Witech Shares, or Witech Options or Witech Loans. Other than the Witech Loans, Witech is not under any obligation, or bound by any contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any Witech Shares, Witech Options or Witech Loans. The treatment of the Witech Options in accordance with Section 1.7 of this Agreement will not violate or conflict with the terms of the Witech Option Plans, Witech Option Agreements, or the applicable warrant agreements governing the terms of the Witech Loans or to Witech’s knowledge, any other agreement or plan governing the terms of the Witech Options or the Witech Loans.

    2.4.        Subsidiaries. Except for CDRide, Inc. a Delaware Corporation (the “Subsidiary”) the Company has no other direct or indirect subsidiary corporations and no interest in any partnership or other legal entity. All outstanding shares of capital stock of the Subsidiary are owned by Witech, are validly issued, fully paid, and non-assessable, and Witech has good and valid title thereto free and clear of any Encumbrances. The Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has full requisite corporate power and authority to own its property and carry on its business as presently conducted by it and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect on Witech. As used in this Article II, the term “Witech” also includes the Subsidiary, except where the context indicates to the contrary.

    2.5.        Financial Statements. Witech has previously furnished to IIS true and complete copies of its consolidated audited financial statements for the years ended December 31, 2004, December 31, 2005 and December 31, 2006 and unaudited internal consolidated financial statements for the period ended September 30, 2007 (collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with the published regulations of the Commission and in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved and fairly present, or will present, the consolidated financial position for Witech and its subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (except with respect to interim period financial statements, for normal year end adjustments which are, individually or in the aggregate, not material in amount).

    2.6.        Liabilities. Witech does not have any liabilities or obligations, either accrued, absolute, contingent, or otherwise, or have any knowledge of any potential liabilities or obligations, which could reasonably be expected to have a Material Adverse Effect on Witech, other than those (i) disclosed in the Financial Statements, or (ii) set forth in Section 2.6 of the Witech Disclosure Schedule.

    2.7.        Additional Witech Information. Set forth in Section 2.7 of the Witech Disclosure Schedule are true, complete and correct lists of the following items, and Witech agrees that upon the request of IIS, it will furnish to IIS true, complete and correct copies of any documents referred to in such lists:

    2.7.1.        Employee Compensation Plans. All bonus, incentive compensation, stock option, deferred compensation, profit-sharing, retirement, pension, welfare, severance pay, supplemental income, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements covering active, former or retired employees of Witech (collectively, “Witech Plans”), together with copies of the related summary plan descriptions, if any, the most recent reports, if any, with respect to such plans, arrangements, or trust agreements filed with any governmental agency and all Internal Revenue Service determination letters that have been received with respect to such plans;

    2.7.2.        Compensation. The names and salary rates of all present directors, officers and employees of Witech together with any bonuses and other compensation paid or payable to such persons and, to the extent existing on the date of this Agreement, all arrangements with respect to any bonuses to be paid to them from and after the date of this Agreement (including compensation payable pursuant to bonus, deferred compensation or commission arrangements or in connection with any manager’s insurance, education fund and health fund), and such employee’s employer, date of employment and position;

    2.7.3.        Employee Agreements. Any collective bargaining agreements of Witech with any labor union or other representative of employees, including amendments, supplements, and understandings, and all employment and consulting agreements of Witech in effect on the date hereof;

    2.7.4.        Guaranties. All third party indebtedness, liabilities and commitments of others as to which Witech is a guarantor, endorser, co-maker, surety, or accommodation maker, or is contingently liable therefor (excluding liabilities as an endorser of checks and the like in the ordinary course of business) and all letters of credit, whether stand-by or documentary, issued by any third party; and

    2.8.        No Undisclosed Contracts or Defaults. Except as set forth on Schedule 2.8 (Contracts) to the Witech Disclosure Schedule, Witech is not a party to, or bound by, any material contract or arrangement of any kind to be performed after the Closing Date, nor is Witech in default in any material obligation or covenant on its part to be performed under any material obligation, lease, contract, order, plan or other arrangement.

    2.9.        Absence of Certain Changes and Events. Except as set forth in the Financial Statements or in Section 2.9 of the Witech Disclosure Schedule, since December 31, 2006, there has not been:

    2.9.1.        Financial Change. On or prior to the date hereof, any adverse change in the financial condition, operations, assets, liabilities or business of Witech which could reasonably be expected to have a Material Adverse Effect on Witech;

    2.9.2.        Property Damage. Any damage, destruction, or loss to the business or properties of Witech (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect on Witech;

    2.9.3.        Dividends. Any declaration, setting aside, or payment of any dividend or other distribution in respect of the Witech Shares, or any direct or indirect redemption, purchase or any other acquisition by Witech of any such stock;

2.9.4. Labor Disputes. Any labor dispute (other than routine grievances);

    2.9.5.        Employment Arrangements. Any increase in compensation, bonus, deferred compensation, stock options or other consideration of any employee or director other than in the ordinary course of business consistent with past practice;

    2.9.6.        Securities. Any sale, issue or grant of (i) any share or other security (except for Witech Shares issued upon the valid exercise of outstanding options in accordance with the terms of Witech Plans or the Witech Option Agreements), (ii) any option, warrant or right to acquire any share or any other security, or (iii) any instrument convertible into or exchangeable for any share or other security; or

    2.9.7.        Amendments to Charter Documents. Any amendment to the articles of association or other charter or organizational documents of Witech; the consummation of any Exchange, consolidation, amalgamation, arrangement, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares or similar transaction involving Witech.

    2.10.        Taxes.

    2.10.1.        Tax Returns Filed; Taxes Paid. Except as set forth in Section 2.10.1 of the Witech Disclosure Schedule, (i) all returns, declarations, claims for refund, information returns and reports (“Tax Returns”) of or with respect to any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local, foreign or other taxing authority or agency, including, without limitation, (x) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal (tangible and intangible) property, environmental, capital stock, leasing, lease, user, license, registration, payroll, withholding, disability, employment, social security (or similar), workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (y) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (z) interest, penalties and additions to tax imposed with respect thereto (“Tax” or “Taxes”) which are required to be filed on or before the Closing by or with respect to Witech have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all such information and any other information provided in each such Tax Return is true, correct and complete, (iii) all Taxes owed by Witech which have become or will become due have been or will be timely paid in full, (iv) all Tax withholding and deposit requirements imposed on or with respect to Witech have been or will be satisfied in full in all respects, (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, and (vi) there are no Encumbrances, other than statutory liens for Taxes not yet due, on any of the assets of Witech that arose in connection with any failure (or alleged failure) to pay any Tax.

    2.10.2.        Extensions Disclosed. Except as set forth in Section 2.10.2 of the Witech Disclosure Schedule, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Witech or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to Witech.

    2.10.3.        Claims Disclosed. There is no outstanding written claim from any governmental taxing authority against Witech for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any governmental taxing authority with respect to any Tax Return of or with respect to Witech with respect to any period for which the statute of limitations on the assessment of tax deficiencies has not expired other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Section 2.10.3 of the Witech Disclosure Schedule. To Witech’s knowledge, no written claim has ever been made by a governmental taxing authority in a jurisdiction where Witech does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

    2.10.4.        Scheduled Tax Liabilities Sufficient. The total reserve amounts for liabilities for current and deferred Taxes in the financial statements referred to in Section 2.4 of this Agreement are sufficient to cover in all material respects the payment of all Taxes, whether or not assessed or disputed, which are or to have been, due by or with respect to Witech up to and through the periods covered thereby.

2.10.5. No Tax Liens. Except for statutory liens for current Taxes not yet due, no material liens for Taxes exist upon the assets of Witech.

    2.10.6.        Change of Accounting Method. Witech will not be required to include any amount in income for any taxable period beginning after the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period.

    2.10.7.        Activity Limitations. Except for the Tax Ruling (as defined in Section 5.2.15), Witech has not entered into any agreement or arrangement with any taxing authority that requires it to take any action or to refrain from taking any action.

2.10.8. Intentionally Left Blank.

2.10.9. Intentionally Left Blank.

    2.11.        Intellectual Property.

    2.11.1.        Ownership. Section 2.11.1 of the Witech Disclosure Schedule accurately identifies all software programs currently being marketed by Witech and all software products or programs under development by Witech but not currently marketed (collectively, the “Software Programs”). Except as set forth on Schedule 2.11.1 to the Witech Disclosure Schedule, Witech owns full and unencumbered right and good and valid title to the Software Programs listed in Section 2.11.1 of the Witech Disclosure Schedule, all patents, trademarks, service marks, trade names, domain names and copyrights (including registrations and applications pertaining thereto and extensions, continuations, renewals or divisions of any such registrations or applications) and all other intellectual property rights, trade secrets, processes, formulas, know-how and other confidential or proprietary information, processes and formulae used in its businesses or otherwise necessary for the conduct of its businesses (the “Intellectual Property”), free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind. Section 2.11.1 of the Witech Disclosure Schedule contains a complete list of all registered trademarks and service marks, all reserved trade names, all registered copyrights and all filed patent applications and issued patents used in, or otherwise necessary for the conduct of, the business of Witech as heretofore conducted.

    2.11.2.        Notices. Section 2.11.2 of the Witech Disclosure Schedule sets forth the form and placement of the proprietary legends and copyright notices displayed in or on the Software Programs. In no instance has the eligibility of the Software Programs for protection under applicable copyright law been forfeited to the public domain by omission of any required notice or any other action.

    2.11.3.        Protection. Witech has in force the trade secret protection program set forth in Section 2.11.3 of the Witech Disclosure Schedule. To Witech’s best knowledge, there has been no violation of such program by any person or entity. Except with respect to the distribution of source code of the Software Programs that can only be distributed in source code (such Software Programs being listed by name in Section 2.11.3 of the Witech Disclosure Schedule) pursuant to license agreements listed in Section 2.13.1 of the Witech Disclosure Schedule, the source code and related technical system documentation for the Software Programs (i) have at all times been maintained in strict confidence by Witech, and to Witech’s best knowledge, by third parties and (ii) have been disclosed by Witech only to employees and contractors who have had a “need to know” the contents thereof in connection with the performance of their duties to Witech and who have executed written agreements requiring the recipient to keep the information in strict confidence.

    2.11.4.        Personnel. All key personnel who now, or have been employees, agents, consultants and contractors of Witech and who have contributed to or participated in the conception and development of the Software Programs, technical documentations, or Intellectual Property on behalf of Witech have executed nondisclosure agreements in form provided by Witech to IIS and either (1) have been a party to a “work-for-hire” arrangement or agreements with Witech in accordance with applicable law that has accorded Witech full, exclusive and original ownership of all tangible and intangible property thereby arising, or (2) have executed appropriate instruments of assignment in favor of Witech as assignee that have conveyed to Witech, effective, and exclusive ownership of all tangible and intangible property thereby arising.

2.11.5. Infringement.

    2.11.5.1.        No Infringement. Neither the existence nor the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by Witech of any Software Program or Intellectual Property, as such Software Program or Intellectual Property, as the case may be, is or was, or is currently contemplated to be, sold, licensed, leased, transferred, or used to Witech’s knowledge: (i) infringes on any patent, trademark, copyright or other right of any person, (ii) constitutes a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other right of any other person, or (iii) entitles any other person to any interest therein, or right to compensation from Witech, its successors or assigns.

    2.11.5.2.        Witech has not received any notice of any lawsuit, claim, demand, proceeding, threat or allegation or otherwise has notice of any lawsuit, claim, demand, proceeding or investigation involving matters of the type contemplated by the immediately preceding sentence or is aware of any facts or circumstances that could reasonably be expected to give rise to any valid lawsuit, claim, demand, proceeding or investigation. There are no restrictions on Witech’ ability to sell, license, lease, transfer, use, reproduce, distribute, modify or otherwise exploit any Software Products or Intellectual Property.

    2.11.5.3.        Witech is not aware of any infringement, misappropriation or other violation of any Software Product or Intellectual Property, and no lawsuit, claim, demand, proceeding or investigation brought by Witech with respect to the Software Programs and Intellectual Property is pending against any third party.

    2.11.6.        Integrity. No portion of the Software Programs contains or will contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access; to disable or erase software, hardware, or data; or to perform any other such actions.

    2.11.7.        Contract Performance. Witech has observed all material provisions of, and performed all of its material obligations under, the Licenses (as defined below), including, but not limited to, the performance of its product maintenance obligations. Witech has not taken any action that could cause, or to its knowledge, failed to take any action, the failure of which could cause, (i) any material source code, trade secret or other Intellectual Property relating to the Software Programs to be released from an escrow or otherwise made available to any person or entity other than those persons described in Section 2.11.4, dedicated to the public or otherwise placed in the public domain or (ii) any other Material Adverse Effect to the protection of the Software Programs under trade secret, copyright, patent or other intellectual property laws.

    2.12.        Adequacy of Technical Documentation. The technical documentation of the Software Programs (the “Technical Documentation”) includes the source code (with comments) for all Software Programs, as well as any pertinent comments by or explanation that may be necessary to render such materials understandable and usable. The Technical Documentation also includes any programs (including compilers), “workbenches,” tools and higher level (or “proprietary”) languages necessary for the development, maintenance and implementation of the Software Programs.

    2.13.        Software Contracts.

    2.13.1.        End-User Agreements. Section 2.13.1 of the Witech Disclosure Schedule sets forth a complete list of all material licenses and sublicenses of the Software Programs in effect on the date hereof and of all current customer trial agreements for the Software Programs granted by Witech to other parties (the “Licenses”). All contracts identified in Section 2.13.1 of the Witech Disclosure Schedule constitute only end-user agreements, each of which grants the end user thereunder principally the nonexclusive right and license to use an identified Software Program and related user documentation, for internal purposes only and only in the form of software object code. Section 2.13.1. sets forth the general product licensing and pricing policies of Witech by categories of Software Programs. Section 2.13.1 of the Witech Disclosure Schedule accurately identifies each customer which generated 10% or more of Witech’ revenues during the preceding four fiscal quarters.

    2.13.2.        Marketing Agreements. Section 2.13.2 of the Witech Disclosure Schedule sets forth a complete list of all contracts, agreements, licenses, or other commitments or arrangements in effect to which Witech is a direct party as of the date hereof with respect to the marketing, remarketing, distribution, licensing or promotion of (i) the Software Programs or any other Technical Documentation or the Intellectual Property by any independent salesperson, distributor, sublicensor or other remarketer or sales organization or (ii) any third party’s software products by Witech (collectively the “Marketing Agreements”). Witech has observed all material provisions of, and performed all its material obligations under, the Marketing Agreements. Section 2.13.2 of the Witech Disclosure Schedule accurately identifies each marketing arrangement which generated 5% or more of Witech’ revenues during the preceding four fiscal quarters.

    2.14.        Third Party Rights.

    2.14.1.        In General. Other than the Licenses and the Marketing Agreements, to Witech’s knowledge, no person other than Witech has any right or interest of any kind or nature in or with respect to the Software Programs, the Technical Documentation or Intellectual Property.

    2.14.2.        No Royalties. The sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by Witech or any of its successors or assigns of any version or release of any computer program included in the Software Programs does not obligate Witech or its successors or assigns to pay any royalty, fee or other compensation to any other person.

    2.14.3.        Third-Party Components in Software Programs. The Software Programs and Technical Documentation contain no programming or materials in which any third party may claim superior, joint or common ownership, including any right or license. The Software Programs and Technical Documentation do not contain derivative works of any programming or materials not owned in their entirety by Witech.

2.14.4. Third-Party Tools. Witech has a valid license to use each of the material software libraries, compilers and other third-party software used in the development of the Software Programs.

    2.15.        Other Agreements.

    2.15.1        Material Contracts. Except as set forth in Section 2.15. of the Witech Disclosure Schedule, Witech does not have any contracts, agreements, leases, commitments, understandings, instruments or proposed transactions, written or oral, absolute or contingent, other than: (i) contracts for the purchase of supplies and services that were entered into in the ordinary course of business and that do not involve more than $10,000, and do not extend for more than six (6) months beyond the date hereof; and (ii) contracts terminable at will by the Company on no more than thirty (30) days notice without cost or liability to the Company and are not material to the conduct of Witech’s business. Section 2.15 of the Witech Disclosure Schedule also includes details on all bank accounts of Witech and the Subsidiary, including all material terms of engagement with such banks, including with respect to loans and lines of credit.

    2.15.2        Validity; Enforceability Etc. Witech has delivered to IIS, a correct and complete copy of each written agreement listed in Section 2.15 of the Witech Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in the said Section. With respect to all such agreements, assuming due execution, delivery and performance of such agreements by any third parties: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect with respect to Witech; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (and consummation of such transactions, without notice to or consent or approval of any party, will not constitute a default under or a breach of any provision of the agreement); (iii) neither Witech nor the Subsidiary is, and to their knowledge, no other party to any such agreement is, in breach or default of any such agreement, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement (and Witech has not received any notice of a default, offset or counterclaim under the agreement, or any other communication calling upon Witech or the Subsidiary to comply with any provision the agreement or ascertaining noncompliance); and (iv) to Witech’s best knowledge, no party has repudiated any provision of the agreement and neither the Company nor the Subsidiary has received or given notice of an intention to cancel or terminate the agreement or to exercise or not exercise options or rights under the agreement; (v) it is not aware of any security interest of any kind in the agreement.

    2.16       Title to Properties. Except for merchandise and other property sold, used or otherwise disposed of in the ordinary course of business for fair value, Witech has good and valid title to all its properties and assets, real and personal, reflected in the most recent balance sheet of Witech included in the Financial Statements, free and clear of any Encumbrance of any nature whatsoever, except (i) liens and Encumbrances reflected in the most recent balance sheet of Witech included in the Financial Statements, (ii) liens for current Taxes not yet due and payable, and (iii) such imperfections of title, easements and Encumbrances, if any, as are not substantial in character, amount, or extent and do not and will not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby, or otherwise would have a Material Adverse Effect on the business operations of Witech. All leases pursuant to which Witech leases (whether as lessee or lessor) any material real or personal property are, assuming the due execution and delivery and performance by such lease agreements by any third parties thereto, in valid and in effect; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by Witech and in respect to which Witech has not taken adequate steps to prevent a default from occurring. The buildings and premises of Witech that are used in its business are in good and sufficient operating condition and repair for the continued conduct of Witech’s business on a basis consistent with past practice, subject to ordinary wear and tear. All major items of equipment of Witech are in good and sufficient operating condition and in a state of reasonable maintenance and repair for the continued conduct of Witech’s business on a basis consistent with past practice, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations.

    2.17.        Litigation. There is no suit, action, claim, or legal, administrative, arbitration, or other proceeding or governmental investigation pending, or to the knowledge of Witech, threatened, against or effecting Witech at law or in equity, or before any federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which would involve a liability in excess of $50,000 in the aggregate or could reasonably be expected to prevent, interfere with or delay consummation of the transactions contemplated hereby.

    2.18.        Environmental Compliance. There are no environmental conditions or circumstances, such as the presence or release of any hazardous substance, on any real property owned by Witech as a result of the actions of Witech or, to its knowledge, of any third party or otherwise, that could reasonably be expected to have a Material Adverse Effect on Witech.

    2.19.        Compliance with Other Laws. Except as set forth in the Financial Statements or in Section 2.19 of the Witech Disclosure Schedule, Witech is not in violation of or in default with respect to, or in alleged violation of or alleged default with respect to, any applicable law or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality, except for violations which, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Witech.

    2.20.        Finder’s Fee. Except as set forth in the Financial Statements or in Section 2.20 of the Witech Disclosure Schedule, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Witech and its counsel directly with IIS and its counsel, without the intervention of any other person as the result of any act of Witech, and so far as is known to Witech, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder’s fee or any similar payments.

    2.21.        Employment Matters. Witech is not a party to any collective bargaining contract, collective labor agreement or other contract or arrangement with a labor union, trade union or other organization or body involving any of its employees, or is otherwise required (under any legal requirement, under any contract or otherwise) to provide benefits or working conditions beyond the minimum benefits and working conditions required by law to be provided pursuant to rules and regulations of the Histadrut (General Federation of Labor), the Coordinating Bureau of Economic Organization and the Industrialists’ Association. Witech has not recognized or received a demand for recognition from any collective bargaining representative with respect to any of its employees. Except as set forth in Section 2.21 of the Witech Disclosure Schedule, Witech does not have and is not subject to, and no employee of Witech benefits from, any extension order (tzavei harchava) or any contract or arrangement with respect to employment or termination thereof. All of the employees of Witech are “at will” employees subject to the termination notice provisions included in employment agreements or applicable law. Except as set forth in Section 2.21 of the Witech Disclosure Schedule, all employees employed by Witech in the United States are employed and compensated on an hourly basis.

    2.21.1.        Except for the employment agreements described in Section 2.21.1 of the Witech Disclosure Schedule, there is no contract between Witech and any of its employees or directors that cannot be terminated by Witech upon less than three months’ notice without giving rise to a claim for damages or compensation (except for statutory severance pay).

    2.21.2.        Except as set forth in Section 2.21.2 of the Witech Disclosure Schedule, there is no claim or complaint that is pending or, to the knowledge of Witech, has been threatened against Witech by any person who is or has been an employee or director of Witech. Without limiting the generality of the foregoing, there are no unfair labor practice claims or charges that are pending, or to the knowledge of Witech, have been threatened against Witech.

    2.21.3.        (i) there has been no labor strike, slowdown or stoppage pending (or, to the best knowledge of Witech, threatened) against or affecting Witech, (ii) there has been no dispute between Witech and any group of its employees, and (iii) no event has occurred and no circumstance or condition exists that could reasonably be expected to give rise to any such labor strike, slowdown, stoppage or dispute.

    2.21.4.        Witech’s obligations to provide severance pay to its employees are fully funded or have been properly provided for in the Financial Statements in accordance with US GAAP. All other liabilities of Witech relating to its employees (excluding liabilities for illness pay) were properly accrued in the Financial Statements in accordance with US GAAP. Except as set forth in Section 2.21.4 of the Witech Disclosure Schedule, Witech is not aware of any circumstance that could give rise to any valid claim by a current or former employee of Witech for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled).

    2.21.5.        Except as set forth in Section 2.21.5 of the Witech Disclosure Schedule, all amounts that Witech is legally or contractually required either (i) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar fund or (ii) to withhold from their employees’ salaries and pay to any Governmental Entity as required by the Israeli Tax Ordinance or the United States Tax Code have, in each case, been duly deducted, transferred, withheld and paid, and Witech does not have any outstanding obligation to make any such deduction, transfer, withholding or payment.

    2.21.6.        Witech is in compliance in all material respects with all applicable legal requirements and contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment. All obligations of Witech with respect to statutorily required severance payments have been fully satisfied or have been funded by contributions to appropriate insurance funds.

    2.21.7.        Witech has good labor relations, and Witech has no knowledge of any facts indicating that (i) the consummation of the Exchange or any of the other transactions contemplated by this Agreement will have a Material Adverse Effect on the labor relations of Witech, or (ii) any of the employees of Witech intends to terminate his or her employment with Witech.

    2.21.8.        (i) Each Witech Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability; (ii) all required contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof and no past service funding liabilities exist thereunder; (iii) each Witech Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and, to the knowledge of Witech, nothing has occurred since the date of the last qualification, registration or approval to materially and adversely affect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval; (iv) there are no pending or, to the knowledge of Witech, anticipated material claims against or otherwise involving any of the Witech Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Witech Plan activities) has been brought against or with respect to any Witech Plan; (v) all material contributions, reserves or premium payments, required to be made as of the date hereof to the Witech Plans have been made or provided for; or (vi) Witech has substantially performed all obligations, whether arising by law or by contract, required to be performed by it in connection with the Witech Plans. Witech does not have, and is not required to maintain, any plans under the United States Employee Retirement Income Security Act of 1974, as amended.

    2.22.        Product Warranty. There are no existing liabilities or, to the knowledge of Witech, potential liabilities, arising from claims regarding the performance or design of the products and services sold by Witech either in the past or at present for which adequate reserves have not been established on the most recent balance sheet in the Financial Statements that in the aggregate could reasonably be expected to have a Material Adverse Effect on Witech.

    2.23.        Information for Proxy Statement and the Combined 20-F. None of the information and data (including Financial Statements) concerning Witech and its shareholders which will be included in a proxy statement to be sent to the shareholders of Witech in connection with the IIS General Meeting to be held to obtain the IIS Shareholder Vote in accordance with applicable Israeli law (the “Proxy Statement”) and in the Combined 20-F to be filed with the United States Securities and Exchange Commission (the “Combined 20-F”) will, at the time the Proxy Statement is mailed to the shareholders of IIS, at the time of the IIS General Meeting, or at the time of filing, as applicable, and with respect to Witech and its Shareholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and the Proxy Statement will comply with applicable Israeli law and the Combined 20-F will apply with the disclosure required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

    2.24.        Intentionally Left Blank.

    2.25.        Customers and Suppliers. Since December 31, 2006 through the date hereof, no material licensor, vendor, supplier, licensee or customer of Witech or any of its subsidiaries has canceled or otherwise modified (in a manner materially adverse to Witech and its subsidiaries taken as a whole) its relationship with Witech or its subsidiaries and, to Witech’s knowledge, no such person has notified Witech of its intention to do so. Section 2.25 of the Witech Disclosure Schedule accurately identifies each customer of Witech which accounted for 5% or more of Witech’s revenues during the preceding four fiscal quarters.

    2.26.        Relationships with Related Persons. Except as identified in Section 2.26 of the Witech Disclosure Schedule and except for this Agreement and the transactions contemplated hereby, there are no undischarged contracts or agreements or other material transactions between Witech or any of its subsidiaries, on the one hand, and any director or executive officer of Witech or any of their respective Related Persons (as defined below), on the other hand, and no director or executive officer of Witech or any of their respective Related Persons have any interest in any of the assets of Witech or any of its subsidiaries. No executive officer, director of Witech or any of their respective Related Persons has any claim, charge, action or cause of action against Witech or any of its subsidiaries, except for claims for accrued vacation pay, accrued benefits under Witech’s benefit plans, claims for compensation, expense reimbursement and similar obligations and similar matters and agreements, which have been disclosed in the Witech Disclosure Schedule. For purposed hereof, the term “Related Persons” shall mean: (a) each other member of such individual’s Family; and (b) any person or entity that is directly or indirectly controlled by any one or more members of such individual’s Family. For purposes of this definition, the “Family” of an individual includes (i) such individual, (ii) the individual’s spouse, siblings, or ancestors (iii) any lineal descendent of such individual, or their siblings or (iv) a trust for the benefit of any of the foregoing.

    2.27.        Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Witech or its subsidiaries or, their properties (including, without limitation, their Intellectual Property) which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material acquisition of property by Witech or any of its subsidiaries or the conduct of the business by Witech or any of its subsidiaries including any exclusive distribution or licensing agreements which cannot be terminated on less than 30 days notice without any cost or expense to Witech or its subsidiaries.

    2.28.        Grants, Incentives and Subsidies. Section 2.28 of the Witech Disclosure Schedule provides a complete list of all pending and outstanding grants, incentives and subsidies (collectively, “Grants”) from the Government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, granted to Witech, including, without limitation, (i) Approved Enterprise Status from the Investment Center and (ii) grants from the Office of the Chief Scientist of Israel (“OCS”). Witech has made available to IIS, prior to the date hereof, correct copies of all documents evidencing Grants submitted by Witech and of all letters of approval, and supplements thereto, granted to Witech. Section 2.28 of the Witech Disclosure Schedule details all material undertakings of Witech given in connection with the Grants. Without limiting the generality of the above, Section 2.28 of the Witech Disclosure Schedule includes the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of Witech with respect to royalties, or the outstanding amounts to be paid by the OCS to Witech and the composition of such obligations or amount by the product or product family to which it relates. Witech is in compliance, in all material respects, with the terms and conditions of their respective Grants and, except as disclosed in Section 2.28 of the Witech Disclosure Schedule hereto, has duly fulfilled, in all material respects, all the undertakings relating thereto. Witech is not aware of any event or other set of circumstances which might lead to the revocation or material modification of any of the Grants.

    2.29        Minutes. The minutes of Witech listed in Section 2.29 of the Witech Disclosure Schedule, contain accurate and complete copies of: (i) the minutes of every meeting of Witech ‘s shareholders and Board of Directors (and any committee thereof) which may be material to Witech; and (ii) minutes of every meeting of the each of Witech ‘s Board of Directors (and any committee thereof). No material resolutions have been passed, enacted, consented to or adopted by the directors (or any committee thereof) or shareholders of Witech, except for those contained in such minutes.

    2.30.       No ownership of IIS Stock. Witech does not own, beneficially or of record, any shares of common stock of IIS.

    2.31        Disclosure. Witech has not failed to disclose to IIS in writing any facts material to Witech or to the Subsidiary including, without limitation, its business, prospects and financial condition. This Agreement and all other documents delivered to IIS in connection with the Exchange and the other transactions contemplated herewith do not contain any material untrue statement and do not omit to state a material fact necessary in order to make the statements contained therein or herein not misleading.

2.A.	REPRESENTATIONS AND WARRANTIES OF THE WITECH SHAREHOLDERS.

Each of the Witech Shareholders severally and not jointly represents and warrants to IIS and the other Witech Shareholders, the following, such representations and warranties to be true and correct upon the signing hereof and upon the Closing:

    2A.1        It has good and marketable title to those of the Witech Shares listed next to its name in Schedule 1.1 hereto, free and clear of all Encumberances, free and clear of all rights of first refusal, co-sale rights, options to purchase, proxies, voting trusts and any other voting agreements, calls or commitments of every kind.

    2A.2        If the Witech Shareholder is a corporation, it is duly organized and validly existing in the jurisdiction of its organization and has full power and authority to enter into this Agreement. All actions on its part necessary for the authorization, execution, delivery and performance by it of this Agreement have been duly taken (or shall be duly taken prior to the Closing) to authorize the execution and delivery by it, and this Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’rights, and (b) general principles of equity that restrict the availability of equitable remedies.

    2A.3        It understands that any transfer agent of IIS will issue stop-transfer instructions with respect to the Exchange Shares unless any transfer thereof is subsequently registered under the Exchange Act and applicable state and other securities laws or unless an exemption from such registration is available.

    2A.4        The Witech Shareholder’s present intention is to acquire the Exchange Shares, for its own account and the Exchange Shares are being acquired by it for the purpose of investment and not with a view to distribution or resale thereof. The acquisition by the Witech Shareholder of the Exchange Shares acquired by it shall constitute a confirmation of this representation by such Witech Shareholder.

    2A.5        The Witech Shareholder acknowledges that it, during the course of this transaction and prior to the acquisition of the Exchange Shares has had the opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of the Exchange. By reason of the Witech Shareholder’s knowledge and experience in business and financial matters, the Witech Shareholder is capable of evaluating the merits and risks of its investment in the Exchange Shares hereunder (this will not derogate from the representations and warranties of IIS in this Agreement).

    2A.6        The Witech Shareholder (i) is an “accredited investor”, as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and/or (ii) is not a “U.S. Person”, as defined by Rule 902 of Regulation S promulgated under the Securities Act, was not formed by a “U.S. Person” as defined by Rule 902 of Regulation S, was not organized under the laws of any United States jurisdiction, is not holding the Stock (or, where relevant, the Conversion Shares) for the benefit of any US Person, and was not formed for the purpose of investing in securities not registered under the Securities Act. At the time the buy order for this transaction was originated, the Witech Shareholder was outside the United States.

    2A.7        The Shares, as specified next to its/his name on Schedule 1.1, constitute all of the shares, warrants, and securities in Witech owned by it or to which it has any rights and it/he has no preemptive rights or other rights to subscribe for, purchase or acquire from Witech any share of capital stock or securities of Witech.

    2A.8        Immediately following the Closing, it shall own no shares or securities in Witech, it shall have no rights as a shareholder of Witech and no claims against Witech in connection with the issuance and/or non-issuance of securities in Witech.

    2A.9        It acknowledges that the Shareholders, and not IIS and/or Witech, is liable for any taxes levied on the transfer of the Witech Shares to IIS and/or the issuance of the Exchnage Shares by IIS to the Witech Shareholders.

    2A.10        The execution of this Agreement by each Witech Shareholder and the performance of such Witech Shareholder’s obligations hereunder do not require the consent or agreement of any person, authority or entity.

    2A.11        The Witech Shareholder is familiar with the terms of the Tax Ruling and it shall abide by such terms, to the extent they apply to it.

    2A.12        The Witech Shareholder has disclosed to IIS in writing any shareholding of such Witech Shareholder or any of its Affiliates in IIS. An “Affiliate” shall refer, with respect to any Witech Shareholder, to (i) such shareholder’s spouse, lineal descendant or antecedent, brother or sister, or a trust for the benefit of any of the foregoing, (ii) any entity directly or indirectly controlling, controlled by or under common control with such Witech Shareholder or any other Affiliate of such Witech Shareholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF IIS

        IIS represents and warrants as follows:

        Reference to any one matter in the IIS Disclosure Schedule (as defined below) is deemed sufficient for any other reference in such IIS Disclosure Schedule.

    3.1.        Organization and Standing. IIS is a corporation duly organized and validly existing under the laws of the State of Israel has all requisite power and authority to carry on its business as it is currently conducted and to own and operate the properties currently owned and operated by it. IIS has delivered to Witech and the Witech Shareholders accurate and complete copies of its memorandum of association and articles of association including all amendments thereto. The voluntary liquidation proceedings of IIS have been terminated.

    3.2.        Agreement Authorized and its Effect on Other Obligations.

    3.2.1.        Authorization and Enforceability. Subject to the approval by the shareholders of IIS, IIS has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by IIS of this Agreement and the performance by IIS of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of IIS. This Agreement has been duly executed and delivered by IIS and (assuming due authorization, execution and delivery hereof by the other parties hereto) this Agreement constitutes the legal, valid and binding obligation of IIS enforceable (subject to normal equity principles) against IIS in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally.

    3.2.2.        Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to IIS or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except (a) any filings required to be made under Section 13 of the Exchange Act, as amended, (b) consent of and approval of the Israeli Commissioner of Restrictive Trade Practices, if necessary and (c) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not have, individually or in the aggregate, a Material Adverse Effect on IIS and which are set forth on Schedule 3.2.2 of the disclosure schedule delivered by IIS to Witech dated the date hereof (the “IIS Disclosure Schedule”), and all such consents have been or will have been obtained at or immediately prior to the Closing.

    3.2.3.        No Violation. Assuming the receipt of all consents, approvals, orders or authorizations of, and the registration, declaration or filing with, any Governmental Entity contemplated by Section 3.2.2, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation or breach of any term or provision of, nor constitute a default under, the organizational documents of IIS; (ii) contravene, conflict with or result in a violation or breach of, or result in a default under, any obligations, indenture, mortgage, deed of trust, lease, contract or other agreement to which IIS or any of its subsidiaries is a party or by which any of them or their properties are bound; (iii) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to challenge the Exchange or to exercise any remedy or obtain any relief under, any legal requirement or any order, writ, injunction, judgment or decree to which IIS, or any of the assets owned or used by IIS, is subject. (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify any permit, license, consent, authorization, grant, benefit, right that is held by IIS or to the knowledge of IIS, that otherwise relates to the business or assets of IIS, (v) result in the imposition, creation or crystallization of any Encumbrance upon or with respect to any asset owned or used by IIS or (vi) with the passage of time, the giving of notice, or the taking of any action by a third person, have any of the effects set forth in clauses (i) through and (v) of this Section, in each case other than such violations, breaches or defaults as could not reasonably be expected to have a Material Adverse Effect on IIS.

    3.4        Capitalization. The authorized share capital of IIS is NIS 50,000 divided into 16,666,666 ordinary shares, par value NIS 0.003 per share, of which as of the date hereof, 11,576,539 shares are issued and outstanding. All of such outstanding shares are validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive rights of any shareholder. Schedule 3.4 of the IIS Disclosure Schedule sets forth, on a fully diluted basis, a complete list as of the date of this Agreement of all outstanding options, warrants or obligations of any kind to issue any shares of IIS, and sets forth the capitalization table of IIS on a fully diluted basis immediately prior to and immediately after the Closing. Other than as set forth in Schedule 3.4 of the IIS Disclosure Schedule, IIS has no outstanding options, warrants or obligations of any kind to issue any of its shares. Except as set forth in Schedule 3.4 of the IIS Disclosure Schedule: (i) there are no preemptive rights, rights of participation, rights of maintenance or similar rights with respect to any IIS securities (including convertible securities); (ii) none of the IIS shares, options or other equity interests of IIS (including any convertible securities) is subject to any right of first refusal; and (iii) there are no contracts, undertakings or agreements relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any IIS securities (including convertible securities). IIS is not under any obligation, or bound by any contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any IIS securities (including convertible securities). Without limiting the foregoing, all shares to be issued in connection with the Registration Rights Agreement dated January 2001, by and among the Company, CDC Holdings Ltd., Armour Investments Ltd., Industrial Systems and Equipment Co., Meir Noga & Nachum Ezra, have been duly and validly issued, and are fully paid and nonassessable, and there are no warrants or similar rights outstanding thereunder for the benefit of any Person. No Person has any rights in any IIS securities (including convertible securities) other than the IIS shares and options currently issued and outstanding as reflected in IIS’ Form 20-F for the year ended December 31, 2006 (the “2006 20-F”), which shares and options are set forth in the pre-closing and post-closing capitalization tables set forth on Schedule 3.4. of the IIS Disclosure Schedule.

        The Exchange Shares, upon their issuance to the Witech, shall be duly authorized, validly issued, and free of preemptive rights or anti dilution or similar rights and shall be fully paid and non-assessable. The Exchange Shares when issued and allotted will have the rights and privileges and will be subject to the obligations set forth in the Articles of Association of IIS, as amended hereunder, and such Exchange Shares upon issuance thereof and payment therefor will be free and clear of any Encumbrances.

    3.5        Liabilities. IIS does not have any liabilities or obligations, including with respect to Taxes, either accrued, absolute, contingent or otherwise, or have any knowledge of any potential liabilities or obligations, which could reasonably be expected to have a Material Adverse Effect on IIS other than those set forth in Schedule 3.5 of the IIS Disclosure Schedule or in the 2006 20F. There are currently no claims pending, or to IIS’ knowledge, threatened, for which the LSI Escrow Funds deposited in escrow pursuant to the transactions entered into by StoreAge Networking Technologies Ltd., including IIS, as a shareholder thereof, and LSI Logic Corporation would be transferred to a third party.

    3.6.        Intentionally Left Blank.

    3.7        Intellectual Property.

    3.7.1        Intellectual Property of IIS. IIS is not a party to any license, royalty, research, Grants, or development or similar agreements or any other agreements relating to technology, inventions or intellectual property rights of IIS or any third party. IIS does not own or have any rights in any material intellectual property.

    3.8        Legal Proceedings. There are no pending, or to IIS’ knowledge and except as set forth on Schedule 3.8, threatened suits, actions, claims or legal, administrative, arbitration or other proceedings or governmental investigations against or affecting IIS at law or in equity or before any federal, state, foreign, municipal, or other governmental department, commission, board, bureau, court, agency, or instrumentality, including with respect to any Taxes. Without derogating from the foregoing, no third party has asserted any claim against IIS with respect to the lack of a financial expert on the Audit Committee as required by the Sarbanes-Oxley Act 2002.

    3.9        Changes to Operations of IIS. There have been no material changes to IIS, including in the financial status, business operations of IIS, equity holdings in IIS, or any other material changes with respect to or affecting IIS since the 2003 20-F, other than the Bankruptcy Proceedings. The 2006 20-F accurately and truthfully sets forth a description , in all respects, of IIS as of the date thereof.

    3.10        Compliance with Laws. Except as set forth on Schedule 3.10 of the IIS Disclosure Schedule, IIS is not in violation or in default with respect to, or in alleged violation of or alleged default with respect to, any applicable laws or any applicable rules, regulations or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality, except for violations which, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on IIS.

    3.11        Material Contracts.

    3.11.1        Except as set forth on Schedule 3.11 of the IIS Disclosure Schedule, IIS does not have any material contracts, agreements, leases, commitments, understandings, instruments or proposed transactions, written or oral, absolute or contingent.

    3.11.2        Validity; Enforceability Etc. IIS has delivered to Witech and the Witech Shareholders a correct and complete copy of each written agreement listed in Schedule 3.11 of the IIS Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in such Schedule. With respect to all such agreements, assuming due execution, delivery and performance of such agreements by any third parties: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect with respect to IIS; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (and consummation of such transactions, without notice to or consent or approval of any party, will not constitute a default under or a breach of any provision of the agreement); (iii) neither IIS nor, to its knowledge, is any other party to any such agreement, in breach or default of any such agreement, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement (and IIS has not received any notice of a default, offset or counterclaim under the agreement, or any other communication calling upon IIS to comply with any provision the agreement or ascertaining noncompliance); and (iv) to IIS’ knowledge, no party has repudiated any provision of the agreement and IIS has not received or given notice of an intention to cancel or terminate the agreement or to exercise or not exercise options or rights under the agreement; and (v) IIS is not aware of any security interest of any kind in the agreement.

    3.11.3        IIS has no agreements with any Related Persons or any third party suppliers, contractors, service-providers, distributors, or any other third parties relating to the products, business operations, or securities of IIS.

    3.12        Assets; Loans and Encumbrances. A list of all material assets of IIS, including whether leased or owned, is set forth on Schedule 3.12 of the IIS Disclosure Schedule, and with respect to any leases, a description of the material terms of such leases. IIS has good and marketable title to all such assets or has the right to lease them, and all such assets free and clear of Encumbrances or any other third party rights. All leases pursuant to which IIS leases (whether as lessee or lessor) any substantial amount of real or personal property are in good standing, valid and effective; and there is not, under any such leases any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by IIS and in respect to which IIS has not taken adequate steps to prevent a default from occurring. The buildings and premises of IIS that are used in its business are in good and sufficient operating condition and repair for continued conduct of IIS’ business on a basis consistent with past practice, subject to ordinary wear and tear.

    3.13        Employment Matters. Except as set forth on Schedule 3.13 of the IIS Disclosure Schedule, IIS employs no employees and has not engaged, as of the date hereof, any consultant or independent contractor, and there are no employment, consulting or independent contractor agreements outstanding between IIS and any employee, consultant, or independent contractor. All employment, consulting and other independent contractor agreements with all past employees, consultants and independent contractors of IIS have been lawfully terminated, and no past employee of IIS or consultant or independent contractor of IIS has any rights or claims against IIS, including claims pertaining to severance payments or other social rights or benefits, or the right to exercise any options, warrants, or similar rights for any IIS securities including pursuant to any agreement or option plan of IIS. There are no, and never have been any, oral agreements or understandings between IIS and any third party relating to employment or consulting services. Except as set forth on Schedule 3.13 of the IIS Disclosure Schedule, IIS does not operate or maintain any pension, bonus, profit-sharing, share option, deferred compensation or similar plans or collective agreements in effect as of the date hereof, and no third party has any claim against IIS with respect to any such prior plans or agreements of IIS, to the extent any previously existed.

    3.14        Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon IIS or its properties which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material acquisition of property by IIS or the conduct of the business by IIS including any exclusive distribution or licensing agreements which cannot be terminated on less than 30 days notice without any cost or expense to IIS.

    3.15        Subsidiaries. Schedule 3.15 of the IIS Disclosure Schedule sets forth a list of all subsidiaries of IIS as of the date hereof and sets forth as to each, the percentage of total outstanding shares thereof which is owned by IIS. All outstanding shares of capital stock of the subsidiary corporations owned by IIS are validly issued, fully paid, and non-assessable, and IIS has good and valid title thereto free and clear of any Encumbrance.

    3.16        Finder’s Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by IIS and its counsel directly with Witech and its counsel, without the intervention of any other person as the result of any act of IIS, and so far as is known to IIS, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder’s fee or any similar payments.

    3.17        Tax Returns Filed; Taxes Paid.

    3.17.1        Except as set forth in Schedule 3.17 of the IIS Disclosure Schedule, (i) all returns, declarations, claims for refund, information returns and reports (“IIS Tax Returns”) of or with respect to any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local, foreign or other taxing authority or agency, including, without limitation, (x) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal (tangible and intangible) property, environmental, capital stock, leasing, lease, user, license, registration, payroll, withholding, disability, employment, social security (or similar), workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (y) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (z) interest, penalties and additions to tax imposed with respect thereto (“IIS Tax” or “IIS Taxes”) which are required to be filed on or before the Closing by or with respect to IIS have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such IIS Tax Return have been or will be so included and all such information and any other information provided in each such IIS Tax Return is true, correct and complete, (iii) all IIS Taxes owed by IIS which have become or will become due have been or will be timely paid in full, (iv) all IIS Tax withholding and deposit requirements imposed on or with respect to IIS have been or will be satisfied in full in all respects, (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such IIS Tax Return or late payment of any such IIS Tax, and (vi) there are no Encumbrances on any of the assets of IIS that arose in connection with any failure (or alleged failure) to pay any IIS Tax.

    3.17.2        Extensions Disclosed. Except as set forth in Schedule 3.17.2 of the IIS Disclosure Schedule, there is not in force any extension of time with respect to the due date for the filing of any IIS Tax Return of or with respect to IIS or any waiver or agreement for any extension of time for the assessment or payment of any IIS Tax of or with respect to IIS.

    3.17.3.        Claims Disclosed. There is no outstanding written claim from any governmental taxing authority against IIS for any IIS Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any governmental taxing authority with respect to any IIS Tax Return of or with respect to IIS with respect to any period for which the statute of limitations on the assessment of tax deficiencies has not expired other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Schedule 3.17.3 of the IIS Disclosure Schedule. To IIS’ knowledge, no written claim has ever been made by a governmental taxing authority in a jurisdiction where IIS does not file IIS Tax Returns that it is or may be subject to taxation in that jurisdiction.

    3.17.4.        Scheduled Tax Liabilities Sufficient. The total reserve amounts for liabilities for current and deferred IIS Taxes are sufficient to cover in all material respects the payment of all IIS Taxes, whether or not assessed or disputed, which are or to have been, due by or with respect to IIS up to and through the periods covered thereby.

3.17.5. No Tax Liens. No material liens for IIS Taxes exist upon the assets of IIS.

    3.17.6.        Change of Accounting Method. IIS will not be required to include any amount in income for any taxable period beginning after the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period.

3.17.7. Activity Limitations. IIS has not entered into any agreement or arrangement with any Taxing authority that requires it to take any action or to refrain from taking any action.

    3.18        Disclosure. IIS has not failed to disclose to Witech in writing any facts material to IIS, including, without limitation, its business and financial condition. This Agreement and all other documents delivered to Witech in connection with the Exchange and the other transactions contemplated herewith do not contain any material untrue statement and do not omit to state a material fact necessary in order to make the statements contained therein or herein not misleading.

ARTICLE IV

OBLIGATIONS PENDING CLOSING DATE

    4.1.        Agreements of Witech and IIS. Each of Witech and IIS undertakes to the other party that from the date hereof to the Closing Date, it will:

    4.1.1.        Maintenance of Present Business. Operate its business only in the usual, regular, and ordinary manner so as to maintain the goodwill it now enjoys and, to the extent consistent with such operation, use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, licensors, licensees, contractors, distributors, and others having business dealings with it, and in connection therewith it shall not substantially deviate from its licensing and pricing practices;

    4.1.2.        Maintenance of Properties. At its expense, maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted;

4.1.3. Maintenance of Books and Records. Maintain its books of accounts and records in the usual, regular, and ordinary manner, in accordance with US GAAP applied on a consistent basis;

    4.1.4.        Compliance with Law. Duly comply with all laws applicable to it and to the conduct of its business; except where the failure to comply with such laws would not have a Material Adverse Effect on such party;

    4.1.5.        Compliance with Agreement. At its expense, take all commercially reasonable actions as may be necessary (i) to insure that the representations and warranties made by it herein are true and correct at the Closing Date, (ii) to fully perform all covenants made by it herein and (iii) to satisfy timely all other obligations imposed upon it by this Agreement;

    4.1.6.        Inspection. Permit the other party and its officers and authorized representatives, during normal business hours, and subject to standard confidentiality undertakings, to inspect upon reasonable prior notice its records and to consult with its officers, employees, attorneys, and agents for the purpose of determining the accuracy of the representations and warranties hereinabove made and the compliance with covenants contained in this Agreement; and

    4.1.7.        Maintenance of Intellectual Property. Not take any action that would, or fail to take any action the failure of which would, cause directly or indirectly any of its Intellectual Property to enter the public domain or that could otherwise adversely affect its Intellectual Property.

    4.2.        Agreements of IIS and Witech. IIS and Witech agree to take the following actions after the date hereof:

    4.2.1        IIS Regulatory and Other Filings. IIS shall timely comply with all U.S. federal, state (including “Blue Sky laws”), and Israeli regulatory requirements arising from the transactions contemplated hereby including the prompt filing with any regulatory agencies, stock exchanges, and any other U.S. or Israeli Governmental Entities with which IIS is so obligated to provide reporting information or make any filings. Witech will promptly provide all information and documents necessary for this purpose as and when requested by IIS.

4.2.2. Proxy Statement.

    4.2.2.1        As promptly as reasonably practicable after the date of this Agreement, IIS and Witech shall cooperate in the preparation of the Proxy Statement, at IIS’ expense, that complies with all requirements of Israeli law.

    4.2.2.2        IIS shall cause the Proxy Statement to be mailed to IIS’ shareholders as promptly as reasonably practicable after the date of this Agreement. If any event relating to either party occurs, or if IIS or Witech becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then IIS or Witech, as the case may be, shall promptly inform the other party thereof.

4.2.3. Governmental Approvals.

    4.2.3.1        Each party to this Agreement shall use all reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to or filed by such party with any Israeli, and with respect to IIS, additionally any U.S. Governmental Entity with respect to the Exchange. Without limiting the generality of the foregoing:

    (a)        IIS and Witech shall respond as promptly as practicable to any inquiries or requests received from the Israeli Restrictive Trade Practices Commissioner for additional information or documentation; and

(b) Witech shall use all reasonable efforts to obtain, as promptly as practicable after the date of this Agreement any consents that may be required in connection with the Exchange;

    (c)        Within the relevant time periods therefor of the Closing, IIS will make all filings it is required to make (including past filings) pursuant to the Securities Act of 1933, as amended, and the Exchange Act, including all filings required to be filed with the US Securities and Exchange Commission (the “SEC”) and any relevant stock exchanges on which IIS’ securities are traded. In addition, IIS shall timely file all filings pertaining to the Exchange which are required to be filed with the SEC and any stock exchanges on which IIS’ securities are traded.

    4.2.3.2        Each party to this Agreement shall (i) give the other parties prompt notice of the commencement of any legal proceeding by or before any Israeli or U.S. Governmental Entity with respect to the Exchange, (ii) keep the other parties informed as to the status of any such legal proceeding and (iii) promptly inform the other parties of any communication to or from the SEC, any U.S. relevant stock exchanges, the OCS, the Companies Registrar or any other Israeli Governmental Entity regarding the Exchange or any of the other transactions contemplated by this Agreement. The parties to this Agreement will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli legal proceeding relating to the Exchange. In addition, except as may be prohibited by any Israeli Governmental Entity or by any Israeli legal requirement, in connection with any such legal proceeding under or relating to the Israeli Restrictive Trade Practices Law or any other Israeli antitrust or fair trade law, each party hereto will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Israeli Governmental Entity in connection with any such legal proceeding.

    4.2.4.        Further Action. IIS and Witech shall use all reasonable efforts to cooperate with each other in the taking of such action reasonably necessary to consummate the Exchange and make effective the other transactions contemplated by this Agreement.

    4.2.5.        Notice of Material Development. Each of IIS and Witech will promptly notify the other party in writing of (i) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of such party contained in this Agreement untrue or inaccurate in any material respect, (ii) any Material Adverse Effect on such party and (iii) breach by such party of any covenant or agreement contained in this Agreement.

    4.2.6.        Resignation of Directors. Witech shall use all reasonable efforts to obtain and deliver to IIS prior to the Closing Date the resignation of each director of Witech and of the Subsidiary, effective as of the Closing Date.

    4.3.        Additional Agreements of Witech. Witech agrees that from the date hereof to the Closing Date, it will:

    4.3.1.        Prohibition of Certain Employment Contracts. Not enter into any contracts of employment other than in the ordinary course of business consistent with past practice which (i) cannot be terminated on notice of 14 days or less for United States employees, and 30 days for Israeli employees, without the payment of additional compensation or (ii) provide for any increase in compensation including, without limitation, any modification of any stock option agreements, outside the ordinary course of business consistent with past practice, severance payments or benefits covering a period beyond the termination date except as contemplated by this Agreement or as may be required by law;

    4.3.2.        Prohibition of Certain Loans. Not incur any borrowings except (i) the prepayment by customers of amounts due or to become due for goods sold or services rendered or to be rendered in the future, (ii) trade payables incurred in the ordinary course of business, (iii) other borrowings incurred in the ordinary course of business to finance normal operations or (iv) as is otherwise agreed to in writing by IIS, with respect to borrowings involving a liability of more than US$10,000 per borrowing or more than US$50,000 in the aggregate;

    4.3.3.        Prohibition of Certain Commitments. Not enter into commitments of a capital expenditure nature or incur any contingent liability which would exceed $25,000 in the aggregate, other than the bridge loans provided by IIS in the amount of US$3,550,000 to Witech between April 2007 (and additional loans from IIS) and the date hereof, a true and correct copy of which is attached hereto as Schedule 4.3. , except (i) as may be necessary for the maintenance of existing facilities and equipment in good operating condition and repair in the ordinary course of business, (ii) as may be required by law, or (iii) as is otherwise agreed to in writing by IIS;

4.3.4. Disposal of Assets. Not sell, dispose of, or encumber, any property or assets, except (i) in the ordinary course of business or (ii) as is otherwise agreed to in writing by IIS;

    4.3.5.        Maintenance of Insurance. Maintain insurance (or self insurance reserves) upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is customary in the type of business in which it is engaged, but not less than that presently carried by it, which insurance (or self insurance reserves) may be added to from time to time in its discretion;

    4.3.6.        No Solicitation. Not directly or indirectly authorize or permit any of its respective agents to: (i) solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any acquisition or purchase of a substantial amount of assets of, or any equity interest in, Witech or any Exchange, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving Witech (other than the transactions contemplated by this Agreement) or any other material corporate transactions the consummation of which would, or could reasonably be expected to, impede, interfere with, prevent or materially delay the Exchange (collectively, “Witech Transaction Proposals”) or agree to or endorse any Witech Transaction Proposal or (ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to another person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, an effort or attempt by any other person to do or seek any of the foregoing;

    4.3.7.        No Amendment to Articles of Association, etc. Without the consent of IIS, not amend its Articles of Association or other organizational documents or merge or consolidate with or into any other corporation or change in any manner the rights of its capital stock or the character of its business;

    4.3.8.        No Issuance, Sale, or Purchase of Securities. Except for issuances of shares to the Witech Shareholders as set forth on Schedule 4.3.8 to the Witech Disclosure Schedule, without the consent of IIS, not issue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell (upon conversion or otherwise), any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock; provided, that nothing in this Section 4.3.8 shall restrict or prohibit the issuance by Witech of Witech Shares upon exercise of options previously granted under existing benefit plans or warrants existing on the date hereof;

4.3.9. Prohibition on Dividends. Without the consent of IIS, not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof;

    4.3.10.        Notice of Material Developments. Promptly furnish to IIS copies of all communications from Witech to its stockholders. Witech shall give prompt notice to IIS of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Witech representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (ii) any material failure of Witech to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.3.10 shall not limit or otherwise affect the remedies available hereunder to IIS;

4.3.11. Employment Agreements. Witech shall use its best efforts to obtain on or prior to the Closing Date, employment agreements with such employees of Witech as reasonably requested by IIS; and

    4.3.12.        Employee Plans and Contracts. Except as required by law, without the written consent of IIS, not directly or indirectly (i) enter into or modify any collective bargaining agreement with any labor union or other representative of employees, (ii) increase the compensation or benefits of any employee of Witech or any of its subsidiaries, (iii) amend or terminate any Witech Option Plan, or (iv) enter into or adopt any new employee benefit plan, policy or arrangement; and

    4.3.13.        Transaction Expenses. Except as set forth on Schedule 1.7 hereto, IIS and Witech will not pay any expenses of Witech in connection with the transactions contemplated by this Agreement to any legal, financial, investment banking, accounting or other professional advisor, including any agreement relating to the foregoing and payments to made by Witech shareholders, irrespective of whether disclosed to IIS, including pursuant to Section 2 above.

4.3.14. Licensing Practices. Observe all material provisions of, and perform all its material obligations under, any Marketing Agreements in a manner consistent with past practice.

    4.4.        Additional Agreements of IIS. IIS agrees that from the date hereof to the Closing Date, it will:

    4.4.1.        Notice of Material Developments. Give prompt notice to Witech of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any IIS representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date; (ii) the occurrence of any event which could reasonably be anticipated to prohibit or restrain the consummation of the transactions contemplated hereby; and (iii) any material failure of IIS to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.4.1 shall not limit or otherwise affect the remedies available hereunder to Witech; and

    4.4.2        Compliance with Agreement. At its expense, take all commercially reasonable actions as may be necessary (i) to insure that the representations and warranties made by it herein are true and correct in all material respects at the Closing Date, (ii) to fully perform all covenants made by it herein and (iii) to satisfy timely all other obligations imposed upon it by this Agreement.

    4.4.3        No Shop. Until the Closing Date and except for a financing in Shares and/or convertible securities of IIS in the amount of up to $6,000,000 (and related warrants that may be issued in connection with such financing), none of IIS nor any of their officers, directors, representatives or agents will, directly or indirectly solicit, initiate, knowingly encourage or accept any other proposals or offers from any Person relating to any acquisition of any shares or assets of IIS (other than sale of already issued shares in the public market and the purchase of short term investments of publicly traded securities. IIS will immediately cease any existing discussions or negotiations conducted by such Person with respect to any of the foregoing prohibited activities. The foregoing shall not restrict IIS from responding to unsolicited proposals from any Person, nor shall it restrict its Board of Directors from taking any action if, in the opinion of IIS’outside counsel, such action is required in order to enable the Board of Directors of IIS to fulfill its fiduciary duties to IIS and its shareholders to the extent required under applicable Israeli law. “Person” means any natural person, corporation, limited liability company, general partnership, limited partnership proprietorship, other business organization, trust, union, association of any governmental or regulatory authority.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS

    5.1.        Conditions Precedent to Obligations of Witech. The obligations of Witech and the Witech Shareholders, severally, to consummate and effect the Exchange shall be subject to the satisfaction of the following conditions, or to the waiver thereof by Witech in the manner contemplated by Section 6.4 on the Closing Date :

    5.1.1.        Representations and Warranties of IIS True at Closing Date. The representations and warranties of IIS herein contained shall be, in all material respects, true as of and at the Closing Date and again as of and at the Closing Date with the same effect as though made at such date, except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date); IIS shall have performed and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by IIS before or at the Closing Date; and IIS shall have delivered to Witech a certificate, dated the Closing Date and signed by each of its chief executive officer and chief financial officer to both such effects.

    5.1.2.        No Order. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Exchange shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Exchange that makes consummation of the Exchange illegal.

5.1.3 Increase in IIS’ registered share capital. IIS’ shareholders shall have duly authorized an increase in IIS’ share capital to 50,000,000 Ordinary Shares, par value NIS 0.003 per share.

    5.1.4        Amendment to Articles of Association. IIS’ shareholders shall have duly authorized an amendment to IIS’ Articles of Association to eliminate the casting vote of the Chairman of the Board of Directors according to Article 71(c) of such Articles and the staggered Board of directors according to Article 50 of the Articles of Association.

    5.1.5        No Orders or Judgments. As of the Closing Date, there shall not be any judgment or order of a court of competent jurisdiction or any ruling, regulation or order of any agency of the Israeli or U.S. federal, state, or local government which would prohibit or have the effect of preventing the consummation of the issuance of the Exchange Shares and the transactions hereunder shall not be prohibited or enjoined (temporarily or permanently) by any applicable law or governmental or other regulation.

5.1.6 Opinion of IIS Counsel. Witech shall have received an opinion, dated as of the Closing Date from Amit, Pollak, Matalon & Co. counsel for IIS, in the form attached hereto as Schedule 5.1.6.

    5.1.7.        IIS Shareholder Approval. The Exchange and the transactions contemplated hereby shall have been duly approved by the shareholders of IIS, and IIS shall have provided Witech and the Witech Shareholders with a copy of the duly authorized resolutions of shareholders meeting of IIS approving the Exchange and the transactions contemplated hereby.

    5.1.8.        Approvals. All material consents, permits and approvals of all Governmental Entities required to be obtained in connection with the Exchange and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect. IIS shall have provided Witech and the Witech Shareholders with a certified copy of the duly authorized board resolutions of IIS approving the Exchange and the transactions contemplated thereby and including a signatory rights approval with respect to the execution of the documents pertaining to the Exchange together with an incumbency certificate.

    5.1.9        Escrow Agreement. IIS, Charless Moss, as the Witech Shareholders representative (the “Shareholders Representative”) on behalf of the Witech Shareholders, and the Escrow Agent will have signed the Escrow Agreement substantially in the form attached hereto as Schedule 5.1.9 (the “Escrow Agreement”) placing in escrow the Exchange Shares and the IIS shares held by the other IIS shareholders holding 5% or more of the issued and outstanding shares of IIS immediately following the Closing, for a period of twenty-four months following the Closing in accordance with Israeli tax requirements and as applicable, the Indemnification Agreement.

    5.1.10        Tax Ruling. IIS and the Witech Shareholders shall have received a tax ruling from the Israeli Income Tax Authorities confirming that the Exchange will be tax-free subject to reasonable conditions as set forth therein (the “Tax Ruling”).

    5.1.11.        Execution of Employment Agreements with Designated Executives. IIS and each of Charles Moss, David Elooz, Eliyahu Cohen and Ronen Segal (collectively, the “Designated Executives”) shall have entered into employment agreements with IIS or Witech and in the form attached hereto as Schedules 5.1.11(i) – (iv), respectively (the “Designated Executives Employment Agreements”).

    5.1.12        No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on IIS, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on IIS.

    5.1.13        Burdensome Condition. Other than the Tax Ruling, there shall not have been any action taken by any Governmental Entity, and there shall not have been any legal requirement or order enacted, entered, enforced or deemed applicable to the Exchange, that imposes or that seeks to impose any restriction, condition or obligation upon IIS or Witech that could reasonably be expected to adversely impact, in any material respect, any of the anticipated benefits to Witech or the Witech Shareholders of the Exchange.

    5.1.14        Share Transfer Deed. The Witech Shareholders shall have transferred the Exchange Shares, free and clear of any Encumbrances, to IIS, by signing and delivering to IIS a share transfer deed in appropriate form as reasonably determined by IIS.

    5.2.        Conditions Precedent to Obligations of IIS. The obligations of IIS to consummate and effect the Exchange shall be subject to the satisfaction of the following conditions, or to the waiver in writing thereof by IIS in the manner contemplated by Section 6.4 on or before the Closing Date:

    5.2.1.        Representations and Warranties of Witech True at Closing Date. The representations and warranties of Witech herein contained shall be, in all material respects, true as of and at the Closing Date with the same effect as though made at such date, except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date); Witech shall have performed and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by Witech on or before the Closing Date; and Witech shall have delivered to IIS a certificate, dated the Closing Date and signed by its chief executive officer and by its chief financial or accounting officer to both such effects.

    5.2.2.        Representations and Warranties of Witech Shareholders True at Closing Date. The representations and warranties of the Witech Shareholders herein contained shall be, in all respects, true as of and at the Closing Date with the same effect as though made at such date; and the Witech Shareholders shall have performed and complied with, in all material respects, with all covenants required to be performed or complied with by the Witech Shareholders on or before the Closing Date.

    5.2.3        No Order. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Exchange shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Exchange that makes consummation of the Exchange illegal.

    5.2.4.        Opinion of Witech’s Counsel. IIS shall have received an opinion, dated as of the Closing Date, from Fischer, Behar, Chen, Well, Orion & Co., counsel to Witech, in the form attached hereto as Schedule 5.2.4.

    5.2.5.        Approvals. All consents, permits and approvals of all Governmental Entities or any other third party required to be obtained in connection with the Exchange and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

    5.2.6.        Consent of Certain parties in Privity with Witech. The holders of any material indebtedness of Witech, the lessors of any property leased by Witech, and the other parties to any other agreements to which Witech is a party, whose consent to the Exchange is required as set forth in the Witech Disclosure Schedule, shall, when and to the extent necessary in the reasonable opinion of IIS, have consented to the Exchange.

5.2.7. Combined 20-F Ready for Filing. The Combined 20-F shall be ready for filing with the SEC as confirmed by the Board of Directors of IIS;

    5.2.8.        Employees. The individuals identified on Section 5.2.8(a) of the Witech Disclosure Schedule shall not have ceased to be employed by Witech or shall not have expressed an intention to terminate his or her employment with Witech or, when relevant, shall have declined to accept employment with IIS provided that such employment with IIS shall be under their existing terms with Witech.

    5.2.9.        No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on Witech, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on Witech; provided, however, for purposes of this Section 5.2.9 a Material Adverse Effect shall not include any loss of revenues or sales and support personnel during the period from the date hereof to the Closing Date other than losses of revenues or sales and support personnel attributable to an event the occurrence or existence of which would result in a representation or warranty made by Witech in this Agreement being untrue or would result in the breach of a covenant made by Witech in this Agreement.

    5.2.10.       Burdensome Condition. Other than the Tax Ruling, there shall not have been any action taken by any Governmental Entity, and there shall not have been any legal requirement or order enacted, entered, enforced or deemed applicable to the Exchange, that imposes or that seeks to impose any restriction, condition or obligation upon IIS or Witech that could reasonably be expected to adversely impact, in any material respect, any of the anticipated benefits to IIS of the Exchange.

5.2.11. Witech Shareholder Waiver. Each holder of Witech Shares will provide to IIS the Witech Shareholder Waiver.

5.2.12. Witech Option holder Waiver. Each holder of Witech Options will provide to Witech and IIS an Undertaking, Release and Waiver in the form attached hereto as Schedule 5.2.12.

5.2.13. Indemnification Agreement. Each of the Witech Shareholders will have signed the Indemnification Agreement in the form attached hereto as Schedule 5.2.13 .

5.2.14. Escrow Agreement. The Shareholders Representative on behalf of the Witech Shareholders and the Escrow Agent will have signed the Escrow Agreement.

5.2.15. Tax Ruling. IIS shall have received the Tax Ruling from the Israeli Income Tax Authorities.

5.2.16. Employment Agreements. Each ofthe Designated Executives will have entered into the Designated Executives Employment Agreements.

    5.2.17.       Non Compete. All the Witech Shareholders who are employees or consultants of Witech or the Subsidiary (directly or through affiliates), as well as officers and directors of Witech listed on Schedule 5.2.17 hereto shall deliver an executed non-compete undertaking with respect to Witech’s business for a period of twenty-four months following the Closing in the form attached hereto as Schedule 5.2.17.

ARTICLE VI

TERMINATION AND ABANDONMENT

    6.1.        Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Exchange abandoned at any time (whether before or after the approval and adoption thereof by the stockholders of Witech) before the Closing Date:

6.1.1. By Mutual Consent. By mutual written consent of IIS and Witech.

    6.1.2.        By IIS Because of Conditions Precedent. By IIS, if there has been a breach by Witech of its representations, warranties, covenants, or agreements set forth in this Agreement if, as a result of such breach, the conditions set forth in Section 5.2 would not be satisfied, and Witech fails to cure such breach within 15 business days after written notice thereof from IIS (except that no cure period shall be provided for any breach by Witech which by its nature cannot be cured).

    6.1.3.        By IIS Because of Material Adverse Change. By IIS, if there has been since December 31, 2006, a Material Adverse Change with respect to Witech which condition or event shall not have been ameliorated such that it no longer constitutes a Material Adverse Change within fifteen (15) business days following receipt by Witech of notice from IIS (except that no cure period shall be provided for any Material Adverse Change which by its nature cannot be cured); provided, however, for purposes of this Section 6.1.3 a Material Adverse Change shall not include any loss of revenues or sales and support personnel during the period from the date hereof to the Closing Date other than losses of revenues or sales and support personnel attributable to an event the occurrence or existence of which would result in a representation or warranty made by Witech in this Agreement being untrue or would result in the breach of a covenant made by Witech in this Agreement.

    6.1.4.        By Witech Because of Conditions Precedent. By Witech, if there has been a breach by IIS of any of its representations, warranties, covenants or agreements set forth in this Agreement if, as a result of such breach, the conditions set forth in Section 5.1 would not be satisfied, and IIS fails to cure such breach within 15 business days after written notice thereof from Witech (except that no cure period shall be provided for any breach by IIS which by its nature cannot be cured).

    6.1.6        By IIS or Witech Because of Legal Proceedings. By IIS or Witech if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the transactions contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 6.1.5 shall have used its reasonable best efforts to remove such injunction, order or decree.

    6.1.7.        By IIS or Witech if Exchange not Effective by December 31, 2007. By either IIS or Witech and the Witech Shareholders, if all conditions to consummation of the Exchange shall not have been satisfied or waived on or before December 31, 2007, (or any other date agreed by IIS and Witech), other than as a result of a breach of this Agreement by the terminating party.

    6.2.        Termination by Board of Directors. An election of IIS to extend the period specified in Section 6.1.7 or to terminate this Agreement and abandon the Exchange as provided in Section 6.1 shall be exercised on behalf of IIS by its board of directors. An election of Witech to extend the period specified in Section 6.1.7 or to terminate this Agreement and abandon the Exchange as provided in Section 6.1 shall be exercised on behalf of Witech by its board of directors, and an election of the Witech Shareholders to terminate this Agreement and abandon the Exchange as provided in Section 6.1 shall be exercised by a resolution of the Witech Shareholders.

    6.3        Effect of Termination. Subject to Section 6.5, in the event of the termination and abandonment of this Agreement pursuant to and in accordance with the provisions of Section 6.1 hereof, this Agreement shall become void and have no effect, without any liability on the part of any party hereto (or its stockholders or controlling persons or directors or officers in accordance with this agreement), and (ii) neither party shall be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

    6.4.        Waiver of Conditions. Subject to the requirements of any applicable law, any of the terms or conditions of this Agreement may be waived at any time by the party, which is entitled to the benefit thereof, by action taken by its board of directors, or to the extent such party is an individual, in writing by such individual.

    6.5.           Consequences of Termination. If this Agreement is terminated due to the fact that the Exchange is not consummated due to the failure of Witech and/or the Shareholders to receive a favorable tax ruling, without derogating from any other rights and remedies at law or according to any agreement and without releasing Witech from its obligation to repay the loans provided by IIS to Witech pursuant to the Loan Agreement dated April 17, 2007 and May_ 2007 and any other loan agreement between IIS and Witech and related documents according to their terms, in consideration for IIS’s efforts and investment of time and money in pursuing the Exchange, Witech will immediately issue to IIS five percent (5%) of the issued and outstanding share capital of Witech, on a fully diluted basis and the interest on such loans will be increased to LIBOR plus 10% (or the maximum rate permitted by law, whichever is lower) retroactively to the date they were provided to Witech, and IIS will have the option for a period of sixty (60) days following termination of this Agreement to convert all or part of the loans provided by IIS to Witech (and interest thereon) to Ordinary Shares of Witech at a price per share reflecting a pre-conversion Company valuation of $5,000,000 on a fully diluted basis.

ARTICLE VII

ADDITIONAL AGREEMENTS

    7.1       Registration Statement. IIS will file a registration statement to register the Exchange Shares for resale pursuant to the United States Securities Act of 1933 within one hundred and twenty (120) days following the Closing and shall make its best efforts to have the registration statement declared effective as soon as practical.

    7.2       Issuance of Options. Immediately prior to or at the Closing, IIS will grant stock options to the senior management of Witech including the Designated Executives and other executives designated by Witech and agreed by IIS, to purchase an aggregate of 2,300,000 shares of IIS at an exercise price equal to the average trading price per share of the Exchange Shares during the twenty (20) trading days prior to the Closing, vesting in eight (8) semi-annual installments as long as each such executive continues to be employed by IIS. It is intended that these options will be issued according to the capital gains route under Section 102 of the Israeli Income Ordinance or in accordance with Section 3(i) of theIsraeli Income Ordinance, as applicable. In addition, on or prior to the Closing, IIS will increase the shares reserved for issuance to directors, employees, consultants and service providers of IIS and its subsidiaries pursuant to its incentive stock option plans by an additional 1,000,000 shares so that the total amount of shares reserved for issuance pursuant to such plan will be 3,300,000.

    7.3        Issuance of warrants to IIS Shareholders. Each of the Witech Shareholders acknowledges and agrees that, subject to and following compliance with applicable Israeli and United States securities laws and regulations, IIS intends to issue to all shareholders of IIS at the record date determined for the purpose of voting at the general meeting of shareholders of IIS to be convened to approve this Agreement, warrants to purchase an aggregate of 4,600,000 Ordinary Shares of IIS nominal value NIS 0.003 per share, on a pro-rata basis according to the percentage holding of each such shareholder in the issued and outstanding share capital of IIS on such record date . These warrants will be exercisable until the earlier of (i) five years from the date of issuance, and (ii) the closing of a Transaction. A “Transaction” means each of (i) merger, acquisition or reorganization of IIS with one or more other entities in which IIS is not the surviving entity, or (ii) a sale of all or substantially all of the assets or shares of IIS. The exercise price of each warrant shall be the average trading price per share of IIS’s Ordinary Shares during the twenty trading days prior to the Closing. These warrants will be non-transferable and non-exercisable until all applicable Israeli and United States securities laws and regulations have been complied with in connection with the warrants and the underlying shares, including without limitation, that a registration statement covering the underlying shares is declared effective by the United States Securities and Exchange Commission. Each of the Witech Shareholders understakes that such Witech Shareholder will not oppose issuance of these warrants.

    7.4        Legend in Share Certificate. The Exchange Shares are characterized as “restricted securities” under the US federal securities laws in asmuch as the Exchange Shares are being acquired from IIS in a transaction not involving a public offering, and such securities may be resold without registration under the Exchange Act only in certain limited circumstances. It understands that the certificates evidencing the Exchange Shares will be printed with legends restricting transfer except in compliance with applicable securities laws in the form of the following or similar legend:

        “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “ACT”), OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS SET OUT IN AN ESCROW AGREEMENT DATED ___, 2007.

ARTICLE VIII

MISCELLANEOUS

    8.1.        Entirety. This Agreement, together with the Schedules hereto constitute the entire agreement between the parties with respect to the subject matter hereof, and all prior agreements between the parties with respect thereto are hereby superseded and replaced in their entirety. In order to remove doubt, it is expressly agreed and clarified that any loan agreements and related documents between IIS and Witech entered into prior to the Closing Date shall continue in full force and effect.

    8.2.        Counterparts/Fax Signatures. Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument. Facsimile signatures shall be considered originals.

    8.3.        Notices and Waivers. Any notice or waiver to be given to any party hereof shall be in writing and shall be delivered by courier, sent by facsimile transmission or registered or certified mail, postage prepaid.

If to IIS:

Addressed to:
IIS
Twin Towers, 33 Jabotinsky Street
Ramat Gan 52511, Israel
Attention:
Facsimile: (972) 3 575 0595

with a copy (which shall not constitute notice) to:

Amit, Pollak, Matalon & Co.
17 Yitzhak Sadeh Street
Tel Aviv, Israel
Facsimile: 972-3-568-9001
Attn: Ian Rostowsky, Adv.

If to Witech:

Addressed to:
Witech Communications Ltd.
17 Ha’atasia Street, Or Yehuda 60212

Attention: Charles Moss
Facsimile: 972-3-5333868

with a copy (which shall not constitute notice) to:

Fischer, Behar, Chen, Well, Orion and Co.
3 Daniel Frisch Street
Tel Aviv, Israel 64731
Facsimile: +972-3- 609-1116
Attn: Ron Lehmann, Adv.

and if to the Witech Shareholders to:
Charles Moss
(acting as the Witech Shareholders representative)
c/o Witech Communications Ltd.
17 Ha’atasia Street, Or Yehuda 60212
Facsimile: 972-3-5333868

        Any communication so addressed and mailed by first-class registered or certified mail, postage prepaid, shall be deemed to be received on the fifth business day after so mailed, and if delivered by courier or facsimile to such address, upon delivery during normal business hours on any business day together with proof of deliver in the case of courier or proof of transmission in the case of facsimile.

    8.4.        Captions. The captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any article, section, or paragraph hereof.

    8.5.        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto provided that no party may assign this agreement to any third party without the prior written approval of the other parties.

    8.6.        Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

    8.7.        Applicable Law/Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel without regard to conflict of law principles thereof. The courts of Tel-Aviv will have exclusive jurisdiction in all matters relating to or arising out of this Agreement.

    8.8.        Public Announcements. The parties agree that before the Closing Date that they shall consult with each other before the making of any public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby, and to obtain the prior approval of the other party as to the content of such announcement, which approval shall not be unreasonably withheld. However, the foregoing shall not apply to any announcement or written statement which, upon the written advice of counsel, is required by law to be made, except that the party required to make such announcement shall, whenever practicable, consult with and solicit prior approval from such other party concerning the timing and content of such legally required announcement or statement before it is made.

    8.9.        Termination of MOA. The MOA shall terminate, if not earlier terminated in accordance with its terms, and be of no further effect as of the Closing Date and the parties shall have no obligations with respect thereto.

    8.10        Business Day. For purposes of this Agreement, the term “business day”refers to a day in which the banks in Israel are open for business, excluding Friday.

    8.11        Entire Agreement. This Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, oral and written, between the parties. Any modification to this Agreement must be done in writing, signed by IIS,Witech and the Witech Shareholders holding a majority of the Witech Shares.

    8.12        Payment of Taxes. Each party hereto shall be solely responsible for all tax payments and liabilities appluacle to such party relating to or arising out of this Agreement.

    8.13        Definitions. The following terms are defined in the indicated place:

Term	Section
Agreement	Premises
Applicable Environmental Laws	2.18.
Bank Approval	2.2.2
Combined 20-F	2.23
Closing Date	1.2.
Closing	1.2.
Designated Executives	5.1.11
Designated Executives Employment Agreements	5.1.11
Exchange	Premises
Exchange Shares	1.1
Encumbrances	1.1.
Escrow Agreement	5.1.9.
Exchange Act	2.23.
Executive Options	5.1.11
Family	2.26
Financial Statements	2.5.
Governmental Entity	2.2.2.
Grants	2.28.
Intellectual Property	2.11.1.
Indemnification Agreement	5.2.13
IIS	Premises
IIS Disclosure Schedule	3.2.2
IIS Tax Returns	3.17.1
IIS Tax	3.17.1
Licenses	2.13.1.
Marketing Agreements	2.13.2.
Material Adverse Effect or Material Adverse Change	1.3.
OCS	2.28.
OCS Approval	2.2.2
Person	4.4.3
Proxy Statement	2.23
Related Persons	2.26
SEC	4.2.3.1
Subsidiary	2.4
Shareholders Representative	5.1.9
Software Programs	2.11.1
Technical Documentation	2.12
Tax or Taxes	2.10.1.
Tax Returns	2.10.1
Technical Documentation	2.12.
US GAAP	2.5
Witech	Premises
Witech Shares	Premises
Witech Transactional Proposals	4.3.6
Witech Disclosure Schedule	2.3
Witech Plans	2.7.1
Witech Share Certificate	1.5.4
Witech Option Agreements	1.6.
Witech Options	1.6.
Witech Option Plans	1.6.
Witech Shareholders	Premises
Witech Shareholder Waiver	1.7
Witech Third Party Consents	2.2.3

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed as of the date first above written.

IIS INTELLIGENT INFORMATION SYSTEMS, LTD. By: —————————————— Name: Title:

WITECH COMMUNICATIONS LTD. By: —————————————— Name: Title:

[Signature Pages of the Witech Shareholders Follow]

SIGNATURE PAGE OF WITECH SHAREHOLDERS

SHARE EXCHANGE AGREEMENT, dated as November 5, 2007,
by and among I.I.S Intelligent Information Systems Ltd., Witech Communications
Ltd., (“Witech”) and the shareholders of Witech

Name of Shareholder: _____________________________

Signature of Shareholder: __________________________

Name of Signatory:______________________________

The undersigned Notary/Attorney, hereby confirms that ______________ appeared before me and signed above in my presence on this ____ day of November. 2007.

Name of Notary or Attorney:____________________________

Signature of Notary or Attorney: __________________________

License Number: _____________________________________

Address: ____________________________________________

AMENDMENT NO. 1 (this “Amendment”)

dated January 2, 2008

to the

SHARE EXCHANGE AGREEMENT (the "Agreement")

Made and entered into on November 5, 2007

by and among I.I.S Intelligent Information Systems Ltd., an Israeli company (“IIS”), Witech Communications Ltd., an Israeli company (“Witech”) and the shareholders of Witech listed on Schedule 1.1 to the Agreement (the “Witech Shareholders”).

WHEREAS, the Agreement may be amended pursuant to Section 8.11 thereof;

The parties to the Agreement agree as follows:

1.     Defined Terms. All capitalized terms used in this Amendment, which are not otherwise defined, shall have the meaning ascribed to such terms in the Agreement.

2.     Amendment to Agreement. The parties agree that the Agreement shall be amended as follows:

2.1	The Exchange will not take place in accordance with Section 103K of the Israeli Income Tax Ordinance [New Version] and receipt of the Tax Ruling or any other tax ruling is not a condition for Closing; provided, however, that this Amendment shall not preclude receipt of a tax ruling that is acceptable to IIS and Witech.

2.2	In accordance with the foregoing, (i) the phrase “in accordance with Section 103K of the Israeli Income Tax Ordinance [New Version]” in the first “Whereas”clause; (ii) Section 5.1.10; (iii) Section 5.2.15; and (iv) other references to the “Tax Ruling” or a tax ruling (including without limitation in Section 6.5 of the Agreement) in the Agreement are hereby deleted.

2.3	The date of December 31, 2007 specified in Sections 1.2 and 6.1.7 of the Agreement will be amended to January 2, 2008;

2.4	The Escrow Agreement attached as Schedule 5.1.9 to the Agreement shall be replaced by the Escrow Agreement substantially in the form attached hereto (the “New Escrow Agreement”);

2.5	The period of one hundred and twenty (120) days in Section 7.1 will be extended to one hundred and eighty (180) days;

2.6	Options to purchase up to 190,680 shares of IIS granted in accordance with Section 7.2 of the Agreement may be granted to current shareholders of Witech (in addition to the Designated Executives and other employees of Witech ).

2.7	The date of the Escrow Agreement in the legend in Section 7.4 will be "JANUARY ___, 2008";

2.8	Notwithstanding anything to the contrary in the Agreement, each Witech Shareholder signing this Amendment agrees and undertakes that all such Witech Shareholder’s Exchange Shares shall be held in escrow according to the New Escrow Agreement and, except for an amount of Exchange Shares not exceeding 250,000 as shall be specified in writing in a notice from the Shareholders’ Representative to IIS and except as may otherwise be agreed in writing by IIS, such Witech Shareholder shall not directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of), or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of, the Exchange Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Exchange Shares or other securities, in cash or otherwise, or (3) publicly disclose the intention to do any of the foregoing, for a period commencing on the date of the Closing and the ending twelve (12) months following the Closing.

3.     Effectiveness of this Amendment. This Amendment shall become effective when signed by IIS, Witech and the Witech Shareholders holding a majority of the Witech Shares.

4.     Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart and all of which together shall constitute one and the same instrument. Fax signatures shall be considered originals.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above-written.

IIS INTELLIGENT INFORMATION SYSTEMS LTD. By: —————————————— Name: Title:

WITECH COMMUNICATIONS LTD. By: —————————————— Name: Title:

[Signature Pages of the Witech Shareholders Follow]

SIGNATURE PAGE OF WITECH SHAREHOLDERS

AMENDMENT # 1 TO SHARE EXCHANGE AGREEMENT, dated as November 5, 2007, by and among I.I.S Intelligent Information Systems Ltd., Witech Communications Ltd.,
(“Witech”) and the shareholders of Witech

Name of Shareholder: _____________________________

Signature of Shareholder: __________________________

Name of Signatory:______________________________

Date: January ___, 2008